Exhibit 99.1

News Release

RSP Permian, Inc. Announces First Quarter 2016 Financial and Operating Results

Dallas, Texas - May 2, 2016 - RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today reported financial and operating results for the quarter ended March 31, 2016. In addition, the Company filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 with the Securities and Exchange Commission (the “SEC”) and posted an updated presentation on its website at www.rsppermian.com.

First Quarter 2016 Highlights

•	Production increased by 54% to 24.6 MBoe/d (76% oil) as compared to 1Q15 and increased by 2% as compared to 4Q15

•	Adjusted EBITDAX decreased by 40% to $35.6 million as compared to 1Q15 and decreased 52% as compared to 4Q15

•	Net loss of $17.4 million, or ($0.17) per diluted share. Includes a $0.2 million impairment of oil and gas properties and a $1.6 million non-cash loss on derivatives. Adjusted net loss, which does not include those items, was $16.2 million, or ($0.16) per diluted share

•	Cash operating expenses decreased by 33% to $9.89 per Boe as compared to 1Q15 and decreased 1% per Boe as compared to 4Q15. 1Q16 lease operating expenses of $5.54 per Boe (before gathering and transportation) and $5.84 per Boe including gathering and transportation

•	Completed 11 operated horizontal wells (one Middle Spraberry, seven Lower Spraberry, one Wolfcamp A and two Wolfcamp B) and two operated vertical wells

•	Completed first two-well pad on recently acquired Wolfberry Partners Resources properties, targeting Wolfcamp A and Wolfcamp B zones; wells on early flowback

•	Completed our second two-well pad on the Calverley lease targeting our first Lower Spraberry well and our first Wolfcamp B well in the lower B landing zone in western Glasscock County

•	Wells used to test various completion and production designs. All four horizontal wells completed on Calverley lease currently producing approximately 3,700 Boe/d

•	Drilling and completion costs continue to trend lower with 1Q16 wells averaging $5.25 million, below our previously announced target for 7,500’ laterals

•	Increased our drilled and uncompleted backlog of operated horizontal wells (“DUCs”) to 20 wells at the end of first quarter

•	Maintained strong quarter-end liquidity position of $674 million, including $74 million of cash and an undrawn $600 million revolver

•	Effective May 1, 2016, the lenders under our revolving credit facility unanimously reaffirmed our $600 million borrowing base

Steve Gray, Chief Executive Officer, stated, “We slightly grew our production from last quarter while reducing our activity levels during a period of low commodity prices. At the same time, we used the low-price environment to test various completion and production designs that will help us optimize future wellbore placement, stimulation techniques and production. We continue to drive our well costs lower and recent results are trending below our previously announced target. If we continue to see strengthening in oil prices, we expect to increase our drilling and completion activity in the back half of the year, which will have a meaningful impact on our operating momentum.”

Mr. Gray continued, “We would also like to thank our bank group for unanimously reaffirming our existing $600 million borrowing base under our credit facility, and appreciate the confidence they have in RSP’s business plan, asset base and management team.”

Summary Financial Results

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands, except for per share data)
Total Revenues	$55,815	$51,375	$73,508
Net Cash from Derivative Instruments	1,950	29,471	23,122

Adjusted Total Revenues	57,765	80,846	96,630
Adjusted EBITDAX (1)	$35,610	$59,809	$74,367
Adjusted Net Income (Loss) (1)	(16,231)	10,030	12,074
Adjusted Net Income (Loss) per Common Share - Diluted	(0.16)	0.13	0.12
Net loss	$(17,416)	$(1,024)	$(20,751)
Net loss per Common Share - Diluted	$(0.17)	$(0.01)	$(0.21)

(1)	Adjusted EBITDAX and Adjusted Net Income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and Adjusted Net Income and a reconciliation of Adjusted EBITDAX and Adjusted Net Income to Net Income, see “Use of Non-GAAP financial measures” and our quarterly statements of operations at the end of this release.

For the quarter ended March 31, 2016, total revenues, excluding the revenue impact from realized derivative instruments, were $55.8 million, a 9% increase over the prior year quarter of $51.4 million. Adjusted total revenues, including the net cash from derivative instruments, were $57.8 million, a decrease of 29% from the prior year quarter of $80.8 million. Adjusted EBITDAX was $35.6 million, a decrease of 40% from the prior year amount of $59.8 million. Adjusted net loss for the quarter ended was $16.2 million, or ($0.16) per diluted share, compared with adjusted net income for the prior year of $10.0 million or $0.13 per diluted share. Net loss for the first quarter of 2016 was $17.4 million, or ($0.17) per diluted share, while the net loss for the first quarter of 2015 was $1.0 million, or ($0.01) per diluted share.

Operational Update

The Company operated three horizontal drilling rigs at the beginning of the first quarter and dropped to two during the quarter. RSP drilled 13 operated horizontal wells and completed 11 operated horizontal wells (one Middle Spraberry, seven Lower Spraberry, one Wolfcamp A and two Wolfcamp B). The Company exited the quarter with a total of 21 operated drilled and uncompleted wells including 20 uncompleted horizontal wells and one uncompleted vertical wells.

	1Q16 Wells
	Drilled	Completed	Drilled but Uncompleted Wells (DUCs)
Operated Wells
Horizontal	13	11	20
Vertical	1	2	1

Total Operated	14	13	21

Non-Operated Wells
Horizontal	12	5	20
Vertical	1	1	—

Total Non-Operated	13	6	20

Total Wells
Horizontal	25	16	40
Vertical	2	3	1

Total Wells	27	19	41

1Q16 Actual to 2016 Annual Guidance Comparison

	1Q16 Actual	2016 Annual Guidance
Completions
Operated Horizontal Completions	11	36 - 48
Operated Vertical Completions	2	5

Production
Average Daily Production (Boe/d)	24,615	23,000 - 27,000
% Oil	76%	75% - 76%
% Natural Gas	11%	10% - 11%
% NGLs	13%	13% - 14%

Capital Expenditures
Total Capital expenditures (excluding acquisitions) ($ in MM)	$68	$200 - 260

Operating Costs
Lease operating expenses (including workovers) ($/Boe)	$5.54	$5.00 - $6.00
Gathering and transportation ($/Boe)	$0.31	$0.45 - $0.50
Exploration expenses ($/Boe)	$0.03	$0.25 - $0.30
General and administrative - cash component ($/Boe)	$2.19	$2.00 - $2.50
General and administrative - stock comp ($/Boe)	$1.38	$1.25 - $1.50
Depreciation, depletion, and amortization ($/Boe)	$19.89	$18.00 - $20.00
Production and ad valorem taxes (% of oil and gas revenues)	7.4%	7.0% - 8.0%

Quarterly Operational Results

	Three Months Ended March 31,
	2016	2015
Production data:
Oil (MBbls)	1,703	1,078
Natural gas (MMcf)	1,465	960
NGLs (MBbls)	293	197

Total (MBoe)	2,240	1,435

Average net daily production (Boe/d)	24,615	15,944

Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$30.35	$43.88
Natural gas (per Mcf)	1.64	2.33
NGLs (per Bbl)	5.88	9.32

Total (per Boe)	$24.92	$35.80

Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$31.50	$71.22
Natural gas (per Mcf)	1.64	2.33
NGLs (per Bbl)	5.88	9.32

Total (per Boe)	$25.79	$56.34

Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$5.54	$8.20
Gathering and transportation	0.31	0.58
Production and ad valorem taxes	1.85	2.92
Depreciation, depletion and amortization	19.89	21.95
General and administrative - recurring cash component	2.19	2.95
General and administrative - recurring stock comp (3)	1.38	1.17
General and administrative - IPO stock comp (4)	—	0.32

(1)	Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.
(2)	Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.
(3)	Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.
(4)	Includes compensation expense related to the successful completion of the Company’s initial public offering (“IPO”). These costs include expenses related to one-time restricted stock awards.

Production volumes for the quarter ended March 31, 2016 averaged 24,615 Boe/d or a total of 2,240 MBoe, an increase of 54% over prior year’s first quarter of 15,944 Boe/d. Production for the first quarter of 2016 was comprised of 76% crude oil, 11% natural gas and 13% NGLs. RSP’s average realized commodity price per barrel of oil equivalents for the first quarter of 2016, before the effects of hedges, was $24.92. RSP’s average realized oil price for the first quarter of 2016, before the effects of hedges, was $30.35 per barrel, a negative $3.10 differential compared to average NYMEX WTI pricing of $33.45 per barrel for the same period, or 91% of NYMEX WTI pricing. RSP’s average realized natural gas price for the first quarter of 2016, before the effects of hedges, was $1.64 per Mcf, a negative $0.45 differential compared to average NYMEX Henry Hub pricing of $2.09 per MMBtu for the same period, or 78% of NYMEX Henry Hub pricing. RSP’s average realized NGL price for the first quarter of 2016, before the effects of hedges, was $5.88 per Bbl, or 18% of NYMEX WTI pricing for the same time period. Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation, production and ad valorem taxes and recurring cash general and administrative expenses were $9.89 per Boe, a 33% decrease from prior year’s comparable quarter and a 1% decrease from the prior quarter.

Capital Expenditures

RSP’s capital expenditures, excluding acquisitions, for the quarter ended March 31, 2016 totaled $67.8 million which included approximately $65.5 million of drilling and completion and $2.3 million of infrastructure and other. Of the total capital spent, approximately $11.1 million was on non-operated properties. In addition, the Company closed on $29.1 million of acquisitions of oil and gas properties during the first quarter.

Liquidity Update

As of March 31, 2016, the Company had no borrowings on its revolving credit facility, which has a $600 million borrowing base, and had $74 million of cash on hand, for total liquidity available of $674 million. Effective May 1, 2016, the lenders under our credit facility unanimously reaffirmed our $600 million borrowing base in our semiannual borrowing base redetermination.

Hedging

RSP recently added deferred premium puts and currently has hedging arrangements that cover 1,260,000 barrels of oil production for the remainder of 2016. As depicted in the table below, the Company has outstanding three-way collars covering 360,000 barrels of oil production at a ceiling price of $74.41, a floor price of $55.00 and a short-put price of $45.00, and has deferred premium puts covering 900,000 barrels of oil production at a floor price of $45.00 ($41.50 net of deferred premium).

Description & Production Period	Volume (Bbls)	Weighted Average Ceiling price ($/Bbl) (1)	Weighted Average Floor price ($/Bbl) (1)	Weighted Average Short-Put price ($/Bbl) (1)	Weighted Average Deferred Premium ($/Bbl) (2)
Three Way Collars
2Q16	120,000	$74.41	$55.00	$45.00	NA
3Q16	120,000	$74.41	$55.00	$45.00	NA
4Q16	120,000	$74.41	$55.00	$45.00	NA
Deferred Premium Puts
3Q16	450,000	NA	$45.00	NA	$(3.50)
4Q16	450,000	NA	$45.00	NA	$(3.50)

(1)	The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.
(2)	The deferred premium is not paid until expiration date, aligning cash inflows and outflows with the settlement of the derivative contract.

First Quarter 2016 Earnings Release and Conference Call

RSP will host a conference call for investors at 10:00 AM Central Time on Tuesday, May 3, 2016 to discuss first quarter 2016 results. Hosting the call will be Steve Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13634665. The replay will be available until May 17, 2016. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Glasscock, Dawson and Ector. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation. Adjusted net income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and adjusted net income are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and adjusted net income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and adjusted net income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and adjusted net income may not be comparable to other similarly titled measures of other companies. The following statements of operations include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016 Actual	2015 Actual	2015 Actual
Revenues:
Oil sales	$51,690	$47,305	$67,318
Natural gas sales	2,403	2,233	2,973
NGL sales	1,722	1,837	3,217

Total revenues	55,815	51,375	73,508
Net cash from derivative instruments	1,950	29,471	23,122

Adjusted Total Revenues	$57,765	$80,846	$96,630
Operating expenses:
Lease operating expenses	13,091	12,611	11,546
Production and ad valorem taxes	4,153	4,197	5,722
General and administrative expenses	4,911	4,229	4,995

Total operating costs and expenses	$22,155	$21,037	$22,263

Adjusted EBITDAX (1)	$35,610	$59,809	$74,367

Depreciation, depletion, and amortization	44,558	31,502	39,887
Asset retirement obligation accretion	113	84	84
Exploration	64	1,178	96
Interest expense	12,941	9,316	13,175
Stock-based compensation, net	3,094	2,142	2,409

Adjusted income (loss) before income taxes	$(25,160)	$15,587	$18,716
Adjusted income tax expense (benefit)	(8,929)	5,557	6,642

Adjusted net income (loss) (1)	$(16,231)	$10,030	$12,074

Adjusted net income (loss) per common share - Basic	$(0.16)	$0.13	$0.12
Adjusted net income (loss) per common share - Diluted	$(0.16)	$0.13	$0.12
Other items included in loss before taxes:
Non-cash loss on derivatives, net	$(1,554)	$(17,141)	$(19,683)
Impairments	(173)	—	(30,031)
Loss on asset sale	—	—	(302)
Other income	173	200	242

Loss before income taxes	$(17,785)	$(6,911)	$(37,700)
Income tax benefit	$(369)	$(5,887)	$(16,949)

Net loss	$(17,416)	$(1,024)	$(20,751)

Net loss per common share - Basic	$(0.17)	$(0.01)	$(0.21)
Net loss per common share - Diluted	$(0.17)	$(0.01)	$(0.21)
Weighted Average Common Shares Outstanding:
Basic	100,060	78,190	98,556
Diluted	100,060	78,190	98,556

(1)	Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income, see “Use of Non-GAAP Financial Measures” above.

Summary Balance Sheet

(in thousands)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$73,624	$142,741
Other current assets	35,950	44,799

Total current assets	109,574	187,540
Property, plant and equipment, net	2,812,470	2,758,630
Other long-term assets	20,450	21,263

Total assets	$2,942,494	$2,967,433

Current liabilities	75,792	77,402
Long-term debt	686,905	686,512
Other long-term liabilities	337,116	344,935
Total stockholders’/members’ equity	1,842,681	1,858,584

Total liabilities and stockholders’/members’ equity	$2,942,494	$2,967,433

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.